Filed Pursuant to Rule 433

Registration No. 333-133852

BANK OF AMERICA CORPORATION

$1,500,000,000

6.00% SENIOR NOTES, DUE SEPTEMBER 2017

FINAL TERM SHEET

Dated August 20, 2007

Issuer:	Bank of America Corporation

Ratings:	Aa1 (Moody’s)/AA (S&P)/AA (Fitch)

Title of the Series:	$1,500,000,000, 6.00% Senior Notes, due September 2017

Aggregate Principal Amount Initially Being Issued:	$1,500,000,000

Issue Price:	99.775%

Trade Date:	August 20, 2007

Settlement Date:	August 23, 2007 (DTC)

Maturity Date:	September 1, 2017

Ranking:	Senior

Minimum Denominations:	$5,000 and multiples of $5,000 in excess of $5,000

Day Count Fraction:	30/360

Record Dates:	For book-entry only notes, one business day prior to the applicable interest payment date. If notes are not held in book-entry only form, record dates will be February 15 and August 15.

Interest Rate:	6.00%

Interest Payment Dates:	March 1 and September 1 of each year, beginning March 1, 2008.

Interest Periods:	Semi-annually. The initial interest period will be the period from, and including, August 23, 2007 to, but excluding, March 1, 2008, the initial interest payment date. The subsequent interest periods will be the periods from, and including, the applicable interest payment date to, but excluding, the next interest payment date.

Optional Redemption:	None

Conversion:	The notes will not be convertible into any of the Issuer’s other notes or securities.

Listing:	None

Lead Manager:	Banc of America Securities LLC

Co-Managers:	Bear, Stearns & Co. Inc.

Deutsche Bank Securities Inc.

Muriel Siebert & Co., Inc.

Samuel A. Ramirez & Co., Inc.

CUSIP:	060505 DH4

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of America Corporation or the lead underwriter will arrange to send you the prospectus if you request it by contacting Bank of America Corporation, Corporate Treasury – Securities Administration, at 1-866-804-5241, or Banc of America Securities LLC, toll free at 1-800-294-1322. You may also request a copy by e-mail from securities.administration@bankofamerica.com or dg.prospectus_distribution@bofasecurities.com.